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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934*

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)


                               NETRO CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  64114R 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                AUGUST 18, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]    Rule 13d-1(b)

        [ ]    Rule 13d-1(c)

        [X]    Rule 13d-1(d)



------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 64114R 10 9                     13G

--------------------------------------------------------------------------------
 1 NAME OF REPORTING PERSON/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Brentwood Associates VI, L.P.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (See Instructions)                                                 (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF                  2,962,302 shares of common stock(1)

           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY
                                     N/A
          OWNED BY
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING                  2,962,302 shares of common stock(1)

           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH
                                     N/A

-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,962,302 shares of common stock(1)
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (See Instructions)

      N/A
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.6% of shares of outstanding common stock
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)

      PN
--------------------------------------------------------------------------------


---------------

(1) Brentwood Associates VI, L.P. holds directly 2,962,302 shares of the common stock of the Issuer. Brentwood VI Ventures, L.P. is the general partner of Brentwood Associates VI, L.P.

* SEE INSTRUCTIONS BEFORE FILLING OUT!


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CUSIP No. 64114R 10 9                     13G

--------------------------------------------------------------------------------
 1 NAME OF REPORTING PERSON/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      BRENTWOOD VI VENTURES, L.P.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (See Instructions)                                                 (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF                  2,962,302 shares of common stock(2)

           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY
                                     N/A
          OWNED BY
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING                  2,962,302 shares of common stock(2)

           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH
                                     N/A

-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,962,302 shares of common stock(2)
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (See Instructions)

      N/A
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.6% of shares of outstanding common stock
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)

      PN
--------------------------------------------------------------------------------


---------------

(2) Brentwood VI Ventures, L.P. is the general partner of Brentwood Associates VI, L.P., which holds directly 2,962,302 shares of the common stock of the Issuer.

* SEE INSTRUCTIONS BEFORE FILLING OUT!


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ITEM 1(a)   NAME OF ISSUER:

            Netro Corporation

ITEM 1(b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            3860 North First Street, San Jose, CA 95134


ITEM 2(a)   NAME OF PERSONS FILING:

            Brentwood Associates VI, L.P.
            Brentwood VI Ventures, L.P.

            The statement on this Schedule 13G is filed on behalf of the persons listed above pursuant to Rule 13d-1(k)(1). The Joint Filing Agreement dated February 8, 2000 among the Reporting Persons is set forth in Exhibit I hereto and is incorporated herein by reference.

ITEM 2(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            11150 Santa Monica Blvd., Suite 1200, Los Angeles, CA 90025


ITEM 2(c)   CITIZENSHIP:

            Delaware

ITEM 2(d)   TITLE OF CLASS OF SECURITIES:

            Common Stock

ITEM 2(e)   CUSIP NUMBER:

            64114R 10 9

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

            N/A

ITEM 4      OWNERSHIP:

            (a) Amount Beneficially Owned:

                Brentwood Associates VI, L.P.: 2,962,302 (see cover page) Brentwood VI Ventures, L.P.: 2,962,302 (see cover page)


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            (b) Percent of Class:

                Brentwood Associates VI, L.P.: 6.6% (see cover page) Brentwood VI Ventures, L.P.: 6.6% (see cover page)

            (c) Number of Shares as to which such person has:

                (i)   sole power to vote or to direct the vote:

                      Brentwood Associates VI, L.P.: 2,962,302 (see cover page) Brentwood VI Ventures, L.P.: 2,962,302 (see cover page)

                (ii)  shared power to vote or direct the vote: N/A

                (iii) sole power to dispose or to direct the disposition of:

                      Brentwood Associates VI, L.P.: 2,962,302 (see cover page) Brentwood VI Ventures, L.P.: 2,962,302 (see cover page)

                (iv)  shared power to dispose or to direct the disposition of:
                      N/A

ITEM 5      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

            N/A

ITEM 6      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

            The general partner of Brentwood Associates VI, L.P. is Brentwood VI Ventures, L.P., a Delaware limited partnership, which may be deemed to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock owned by Brentwood Associates VI, L.P.

            Information contained in this Schedule 13G is provided solely for the purpose of complying with Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as amended. Brentwood VI Ventures, L.P. disclaims beneficial ownership of the securities described herein for any other purpose.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

            N/A

ITEM 8      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

            N/A

ITEM 9      NOTICE OF DISSOLUTION OF GROUP:

            N/A

ITEM 10     CERTIFICATION:

            N/A


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                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

DATE: February 8, 2000
                                             BRENTWOOD ASSOCIATES VI, L.P.,
                                             a Delaware limited partnership

                                             By: Brentwood VI Ventures, L.P.,
                                                 a Delaware limited partnership
                                                 Its:  General Partner


                                                 By: /s/ G. Bradford Jones
                                                     ---------------------------
                                                     G. Bradford Jones
                                                     General Partner



                                             BRENTWOOD VI VENTURES, L.P.,
                                             a Delaware limited partnership

                                             By: /s/ G. Bradford Jones
                                                 -------------------------------
                                                 G. Bradford Jones
                                                 General Partner


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